Exhibit 99.1

Theriva™ Biologics Reports Third Quarter 2026 Operational Highlights and Financial Results

– VIRAGE2 enrollment expected to complete in Q4 2026; initial data expected by Q3 2027 –

– Company completes sale of SYN-004 (ribaxamase) and related portfolio of antibiotic-degrading enzymes to Biossil Labs Inc. in October, 2026 for $350,000 upfront and up to $91 million in aggregate milestones as well as royalties –

– Detailed analyses of data from the VIRAGE Phase 2b clinical trial published in Nature Medicine –

– Cash and cash equivalents of $8.5 million as of September 30, 2026; cash runway into Q1 2027 –

Rockville, Md., November 12, 2026 (GLOBE NEWSWIRE) – Theriva™ Biologics, Inc. (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today reported financial results for the third quarter ended September 30, 2026, and provided a corporate update.

“We are pleased with the clinical progress achieved this quarter,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “Patient enrollment and dosing in the VIRAGE2 trial is progressing well, and we anticipate completing enrollment by the end of the fourth quarter of this year. The VIRAGE2 trial is a crucial step in the clinical advancement of VCN-01 as we evaluate a dosing regimen that is intended to maximize its potential clinical benefit in different cancer therapy combinations. The publication of detailed analyses of the results from the VIRAGE study in Nature Medicine was a gratifying validation of VCN-01’s novel mode of action and therapeutic potential in metastatic pancreatic ductal adenocarcinoma (PDAC). The recently signed asset sale agreement for SYN-004 (ribaxamase) and the related portfolio of antibiotic-degrading enzymes to Biossil Labs Inc. demonstrates our commitment to deriving value from our legacy microbiome programs while continuing to focus on the development of our lead program VCN-01. In parallel, we continue to evaluate strategic alternatives intended to maximize value for our stockholders.”

Recent Highlights and Anticipated Milestones

VCN-01

Metastatic PDAC:

•	Two thirds of the target number of patients (4) have been dosed and enrollment is ongoing in the VIRAGE2 Phase 2a clinical trial evaluating the feasibility of more frequent repeated dosing of VCN-01 in combination with standard-of-care chemotherapy in first-line metastatic PDAC patients (EUCT: 2026-525566-21-00; NCT07701486).

o	The VIRAGE2 trial builds on feedback from the U.S. Food and Drug Administration (FDA) and European Medicines Agency (EMA) recognizing improved survival outcomes in the VIRAGE2 trial in metastatic PDAC patients receiving 2 doses of VCN-01 administered 3-months apart.

o	The VIRAGE2 trial is designed to evaluate the safety and feasibility of administering at least 3 doses of VCN-01 given approximately 2 months apart in combination with standard-of-care chemotherapy. The trial is expected to enroll 6 evaluable patients.

o	VIRAGE2 is expected to complete enrollment in Q4 2026, with initial pharmacodynamic and safety/tolerability data anticipated by Q3 2027.

o	Results from the VIRAGE2 study, if successful, are expected to inform the VCN-01 dosing regimen for future clinical trials evaluating VCN-01 in different cancer therapy combinations, including a potential pivotal Phase 3 clinical trial in metastatic PDAC.

•	The detailed analyses of results from the VIRAGE Phase 2b trial evaluating VCN-01 in combination with gemcitabine/nab-paclitaxel standard-of-care chemotherapy in metastatic PDAC were recently published in Nature Medicine. The article is entitled “Intravenous hyaluronidase-expressing oncolytic adenovirus with chemotherapy in metastatic pancreatic cancer: a randomised phase 2b trial” and can be read here.

o	The published analyses of data from the VIRAGE trial highlighted that repeated dosing of VCN-01 in combination with gemcitabine/nab-paclitaxel chemotherapy was well-tolerated, with improved overall survival, progression-free survival and duration of response compared with chemotherapy alone.

o	Improved survival outcomes were observed in patients treated with two doses of VCN-01 (given 3 months apart) without increased toxicity, providing the rationale for evaluating more frequent administration of additional VCN-01 doses in the VIRAGE2 trial.

o	Data from the published analyses are consistent with the immune-mediated mechanism of action for VCN-01 that may enhance the anti-tumor effects of a range of coadministered pancreatic cancer therapies.

Retinoblastoma:

•	Discussions with key opinion leaders and the FDA are on-going regarding the design of a proposed Phase 2/3 clinical trial of intravitreal VCN-01 in combination with intravitreal topotecan in children with retinoblastoma with vitreous seeds that are refractory/resistant to the use of current intravitreal chemotherapy.

o	The proposed protocol builds on compelling Phase 1 clinical data in this ultra rare pediatric population for which there is no current treatment.

o	A Type C meeting completed with the FDA on August 31, 2026, provided guidance on the FDA’s current expectations for a clinical trial in this patient population, including proposed endpoints and statistical considerations. The FDA encouraged further discussion of the trial design with them, and additional interactions with the FDA are anticipated in Q1 2027.

o	VCN-01 has Orphan Drug Designation from the FDA, Orphan Medicinal Product Designation from the EMA and Rare Pediatric Disease Designation from the FDA for the treatment of retinoblastoma; if a Biologics License Application (BLA) for VCN-01 for the treatment of retinoblastoma is approved by the FDA by September 30, 2029, the Company may be eligible to receive a Priority Review Voucher.

SYN-004

•	Theriva completed the sale of Theriva’s portfolio of antibiotic-degrading enzymes, including SYN-004 (ribaxamase), SYN-007 (reformulated ribaxamase), and SYN-006 (carbapenemase), pursuant to an asset sale agreement with Biossil Labs Inc. (“Biossil”).

o	Biossil acquired all rights, title and interest in SYN-004, SYN-007 and SYN-006, and assumed all responsibility and costs for development and commercialization of the assets.

o	Under the terms of the agreement, the Company received a $350,000 upfront payment upon closing and is eligible for an aggregate of up to $3 million in regulatory milestones and up to $88 million in sales milestones, as well as single-digit royalties on net product sales (capped at $250 million).

o	Concurrent with the Biossil asset sale, Theriva amended its Asset Purchase Agreement with PREV ABR LLC (from 2012) under which the Company originally acquired SYN-004 (ribaxamase) and the related product portfolio. Per the terms of the amendment, Theriva paid PREV ABR $140,000 upon receipt of the $350,000, and will be required to pay PREV 50% of future regulatory and sales milestone payments, 33⅓% of royalty payments received by Theriva, and 50% of other consideration received by Theriva in relation to the transferred assets, up to an aggregated total of $13 million.

Third Quarter Ended September 30, 2026 Financial Results

General and Administrative Expenses

General and administrative expenses decreased to $923,000 for the three months ended September 30, 2026, from $1.9 million for the three months ended September 30, 2025. This decrease of 51% primarily reflects a $841,000 decrease in the fair value of contingent consideration recognized in the three months ended September 30, 2026, compared to a $633,000 increase recognized in the same period in 2025, partially offset by a current year increase in legal fees. The charge related to stock-based compensation expense was $119,000 for the three months ended September 30, 2026, compared to $118,000 for the three months ended September 30, 2025.

Research and Development Expenses

Research and development expenses decreased to $612,000 for the three months ended September 30, 2026, from approximately $2.6 million for the three months ended September 30, 2025. This decrease of 76% is primarily the result of lower direct expenses related to the completion of the VCN-01 Phase 2b PDAC clinical trial, lower direct expenses related to VCN-01 manufacturing activities, lower direct clinical trial expenses related to the paused Phase 1b/2a clinical trial of SYN-004 (ribaxamase) in allogeneic HCT recipients, lower expenses related to SYN-020, partially offset by expenses associated with the conduct of the VIRAGE2 Phase 2a study in metastatic PDAC patients evaluating more frequent VCN-01 dosing for a longer period.

Other Income/Expense

Other income was $64,000 for the three months ended September 30, 2026, compared to other income of $79,000 for the three months ended September 30, 2025. Other income for the three months ended September 30, 2026 is comprised of interest income of $64,000. Other income for the three months ended September 30, 2025 is primarily comprised of interest income of $65,000 and an exchange gain of $14,000.

Cash and Cash Equivalents

Cash and cash equivalents totaled $8.5 million as of September 30, 2026, a decrease of $4.6 million from December 31, 2025. During the year ended December 31, 2025, and nine months ended September 30, 2026, the primary use of cash was for working capital requirements and operating activities, which resulted in a net loss of $23.7 million and $6.7 million for the year ended December 31, 2025, and the nine months ended September 30, 2026, respectively.

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX) is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company’s subsidiary Theriva Biologics, S.L., has been developing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and intratumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead clinical-stage candidate is VCN-01 (zabilugene almadenorepvec), an oncolytic adenovirus designed to replicate selectively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment. For more information, please visit Theriva™ Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding VIRAGE2 completing enrollment in Q4 2026, with initial pharmacodynamic and safety/tolerability data anticipated by Q3 2027; the VIRAGE2 trial being expected to enroll 6 evaluable patients; the results from the VIRAGE2 trial informing the VCN-01 dosing regimen for future clinical trials evaluating VCN-01 in different cancer therapy combinations, including a potential pivotal Phase 3 clinical trial in metastatic PDAC; the proposed Phase 2/3 clinical trial of intravitreal VCN-01 in combination with intravitreal topotecan in children with retinoblastoma with vitreous seeds that are refractory/resistant to the use of current intravitreal chemotherapy; continuing to evaluate strategic alternatives intended to maximize value for our stockholders; the potential payment from Biossil of up to $91 million in aggregate milestones as well as royalties on net product sales (capped at $250 million); the Company having a cash runway into Q1 2027; publication of detailed analyses of the results from the VIRAGE study in Nature Medicine providing a validation of VCN-01’s novel mode of action and therapeutic potential in metastatic pancreatic ductal adenocarcinoma (PDAC); the Company being eligible to receive a Priority Review Voucher if a Biologics License Application (BLA) for VCN-01 for the treatment of retinoblastoma is approved by the FDA by September 30, 2029, and additional discussions of the retinoblastoma clinical development plan with the FDA anticipated in Q1 2027. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to finalize protocols for future clinical trials evaluating VCN-01; results of future trials supporting further clinical development of VCN-01 and supporting the benefits of more frequent repeated dosing of VCN-01; the Company’s ability to obtain development funding and/or partnerships; the Company’s ability to receive any milestone or royalty payments from Biossil, the Company’s commencement of planned clinical trials, which remains subject to sufficient financing; the Company’s ability to raise capital and/or enter into one or more strategic alternatives, that may include a business combination, merger or reverse merger; the Company’s ability to reach clinical milestones when anticipated, including the ability to continue to enroll patients as planned; generating clinical data that establishes VCN-01 may improve patient outcomes in cancer patients; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, including approval of VCN-01 to treat cancer patients; regulatory limitations relating to the Company’s ability to promote or commercialize its product candidates for the specific indications; acceptance of the Company’s product candidates in the marketplace; the successful development, marketing or sale of the Company’s products; developments by competitors that render such products obsolete or non-competitive; the Company’s ability to maintain license agreements; the continued maintenance and growth of the Company’s patent estate; the ability to continue to remain well financed; and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations

Kevin Gardner

LifeSci Advisors, LLC

kgardner@lifesciadvisors.com

Theriva Biologics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands except share and par value amounts)

	September 30, 2026	December 31, 2025
	(Unaudited)
Assets

Current Assets
Cash and cash equivalents	$8,473	$13,056
Tax credit receivable	1,673	3,351
Prepaid expenses and other current assets	475	1,060
Total Current Assets	10,621	17,467

Non-Current Assets
Property and equipment, net	155	222
Restricted cash	44	46
Right of use asset	1,704	803
In-process research and development	18,956	19,619
Deposits and other assets	80	82
Total Assets	$31,560	$38,239

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$467	$1,014
Accrued expenses	6,459	6,276
Accrued employee benefits	284	443
Deferred research and development tax credit-current portion	995	1,675
Loans payable-current	34	57
Operating lease liability-current portion	540	549
Total Current Liabilities	8,779	10,014

Non-current Liabilities
Non-current contingent consideration	8,978	10,004
Loan Payable - non-current	1,627	1,671
Non-current deferred research and development tax credit	197	815
Non-current operating lease liability	1,226	352
Total Liabilities	20,807	22,856

Commitments and Contingencies (Note 14)	—	—
Stockholders’ Equity:
Common stock, $0.001 par value; 350,000,000 shares authorized, 45,921,478 issued and 45,892,668 outstanding at September 30, 2026 and 35,717,159 issued and 35,688,350 outstanding at December 31, 2025	45	34
Additional paid-in capital	376,298	373,592
Treasury stock at cost, 28,810 shares at September 30, 2026 and at December 31, 2025	(288)	(288)
Accumulated other comprehensive income	140	755
Accumulated deficit	(365,442)	(358,710)
Total Stockholders’ Equity	10,753	15,383

Total Liabilities and Stockholders’ Equity	$31,560	$38,239

Theriva Biologics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2026	2025	2026	2025
License Revenue	$—	$—	$300	$—

Operating Costs and Expenses:
General and administrative	923	1,889	5,025	14,516
Research and development	612	2,551	2,234	7,472
Total Operating Costs and Expenses	1,535	4,440	7,259	21,988

Loss from Operations	(1,535)	(4,440)	(6,959)	(21,988)

Other Income/Expense:
Foreign currency exchange gain	—	14	1	30
Interest income	64	65	226	215
Total Other Income	64	79	227	245

Net Loss before income taxes	(1,471)	(4,361)	(6,732)	(21,743)
Income tax benefit	—	—	—	—
Net Loss Attributable to Common Stockholders	$(1,471)	$(4,361)	$(6,732)	$(21,743)

Net Loss Per Share - Basic and Dilutive	$(0.03)	$(0.45)	$(0.15)	$(3.38)

Weighted average number of shares outstanding during the period - Basic and Dilutive	45,892,668	9,676,521	44,303,676	6,429,227

Net Loss	(1,471)	(4,361)	(6,732)	(21,743)
(Loss) gain on foreign currency translation	(107)	(30)	(615)	1,941
Total comprehensive loss	$(1,578)	$(4,391)	$(7,347)	$(19,802)